SCUDDER FUND, INC.

                             ARTICLES SUPPLEMENTARY

         Scudder Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company of 1940, as amended (which is hereinafter called the "Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly (i) designated and classified one billion (1,000,000,000) shares of the authorized but unissued shares of the Premium Money Market Sub-Class of the Scudder Money Market Series of the Corporation's Capital Stock into a new sub-class of the Scudder Money Market Series of the Corporation's Capital Stock, such sub-class to be referred to for all purposes as "Prime Reserve Money Market Shares" ("Prime Reserve Sub-Class") and (ii) designated and classified nine hundred seventy-five million (975,000,000) shares of the authorized but unissued shares of the Managed Federal Securities Fund of the Corporation Capital Stock into the Institutional Sub-Class of the Scudder Money Market Series of the Corporation's Capital Stock.

         (1) Immediately prior to the filing of these Articles Supplementary, the Corporation had authority to issue eleven billion (11,000,000,000) shares of Capital Stock, $0.001 par value per share, three billion six hundred million (3,600,000,000) of such shares being designated as the Scudder Money Market Series, which is further classified into eight hundred million (800,000,000) Managed Shares, eight hundred million (800,000,000) Institutional Shares and two billion (2,000,000,000) Premium Money Market Shares; one billion (1,000,000,000) of such shares being designated as the Scudder Tax Free Money Market Series, which is further classified into five hundred million (500,000,000) Managed Shares and five hundred million (500,000,000) Institutional Shares; three billion (3,000,000,000) of such shares being designated as the Scudder Government Money Market Series, which is further classified into one billion five hundred million (1,500,000,000) Managed Shares and one billion five hundred million (1,500,000,000) Institutional Shares; one billion (1,000,000,000) of such shares being designated as the Managed Federal Securities Fund; and one hundred million (100,000,000) of such shares being designated to each of the following (all of such classes being collectively referred to herein as the "One Hundred Million Classes"): the Managed Intermediate Government Fund, the Managed Municipal Income Fund, the Managed New York Municipal Income Fund, the Managed Total Return Fund, the Managed Cash Plus Fund, the Managed Global Equity Fund, the Managed Emerging Markets Equity Fund, the Managed International Equity Fund, the Managed Global Small Company Equity Fund, the Managed Latin America Equity Fund, the Managed Japanese Equity Fund, the Managed Pacific Basin Equity Fund, the Managed Growth and Income Fund, the Managed Quality Growth Fund, the Managed Value Equity Fund, the Managed Small Company Equity Fund, the Managed Defensive Limited Volatility Bond Fund, the Managed Intermediate Limited Volatility Bond Fund, the Managed Active Value Bond Fund, the Managed Long Duration Bond Fund, the Managed Mortgage Investment Fund, the Managed Global Bond Fund, the Managed International Bond Fund and the Managed Emerging Markets Fixed Income Fund. The aggregate

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par value of all of such shares is eleven million dollars ($11,000,000).

         (2) Immediately after the filing of these Articles Supplementary, the Corporation will continue to have the authority to issue eleven billion (11,000,000,000) shares of Capital Stock, $0.001 par value per share, four billion five hundred seventy-five million (4,575,000,000) of such shares being designated as the Scudder Money Market Series, which will be further classified into eight hundred million (800,000,000) Managed Shares, one billion seven hundred seventy-five million (1,775,000,000) Institutional Shares, one billion (1,000,000,000) Premium Money Market Shares and one billion (1,000,000,000) Prime Reserve Money Market Shares; one billion (1,000,000,000) of such shares being designated as the Scudder Tax Free Money Market Series, which is further classified into five hundred million (500,000,000) Managed Shares and five hundred million (500,000,000) Institutional Shares; three billion (3,000,000,000) of such shares being designated as the Scudder Government Money Market Series, which is further classified into one billion five hundred million (1,500,000,000) Managed Shares and one billion five hundred million (1,500,000,000) Institutional Shares; twenty-five million (25,000,000) of such shares being designated as the Managed Federal Securities Fund; and two billion four hundred million (2,400,000,000) of such shares being designated as the One Hundred Million Classes. The aggregate par value of all of such shares is eleven million dollars ($11,000,000).

         SECOND: The authorized but unissued shares of capital stock of the Prime Reserve Sub-Class shall be subject to the same provisions as the Institutional Sub-Class and the Premium Money Market Sub-Class of the Scudder Money Market Series, and the Institutional Sub-Class of the Scudder Tax Free Money Market Series and the Scudder Government Money Market Series (each such sub-class being referred to as a "Sub-Class" and collectively as the "Sub-Classes" and each such series being referred to as a "Class" and collectively as the "Classes"), which provisions are as follows:

         (1) All such Sub-Classes of a particular Class of capital stock shall represent the same interest in the Corporation and have, except as provided to the contrary in these Articles Supplementary or in any subsequently filed charter document, identical voting, dividend, liquidation, and other rights, terms and conditions with any other shares of capital stock of that Class; provided however, that notwithstanding anything in the Charter of the Corporation to the contrary, shares of the various Sub-Classes of that Class shall be subject to such differing front-end sales loads, contingent deferred sales charges, 12b-1 administrative or service fees, and other administrative, recordkeeping, or service fees, each as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940, as amended, and any rules or regulations promulgated thereunder (the "1940 Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") and as shall be set forth in the applicable prospectus for the shares; and provided further that expenses related solely to a particular Sub-Class of a Class of capital stock (including, without limitation, distribution expenses under a Rule 12b-1 administrative or service plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne solely by such Sub-Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of the Sub-Class in question.

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         (2) The assets belonging to each particular Class or Sub-Class shall be charged with all expenses, costs, charges and reserves attributable to that Class or Sub-Class, and any general liabilities, expenses, costs, charges or reserves of the Corporation that are not readily identifiable as pertaining to any particular Class or Sub-Class, shall be allocated and charged by or under the supervision of the Board of Directors to and among any one or more of the Class or Sub-Class established and designated from time to time in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable, and each allocation of liabilities, expenses, costs, charges and reserves by or under the supervision of the Board of Directors shall be conclusive and binding for all purposes.

         (3) On each matter submitted to a vote of the stockholders, including without limitation, the provisions of any distribution plan adopted by the Board of Directors pursuant to Rule 12b-1 under the 1940 Act, each holder of a share shall be entitled to one vote for each such share standing in his name on the books of the Corporation irrespective of the Class or Sub-Class thereof, and all Shares of all Classes or Sub-Classes shall vote as a single class ("Single Class Voting); provided, however, that (A) as to any matter with respect to which a separate vote of any Class or Sub-Class is required or permitted by the 1940 Act or would be required under the Maryland General Corporation Law, such requirements as to a separate vote by that Class or Sub-Class, as applicable, shall apply in lieu of Single Class Voting as described above; (B) in the event that the separate vote requirements referred to in (A) above apply with respect to one or more Classes or Sub-Classes, then the Shares of all other Classes or Sub-Classes shall vote as a single Class, unless such Shares are not required to be voted under clause (C) of this paragraph or otherwise under law; and (C) as to any matter which does not materially affect the interest of a particular Class or Sub-Class, only the holders of Shares of the one or more affected Classes or Sub-Classes, as applicable, shall be entitled to vote. To the extent inconsistent with previously existing provisions of the Charter of the Corporation, the provisions of this paragraph (3) shall control.

         (4) Shares of a Sub-Class shall be automatically converted into shares of another Sub-Class at such time as shall be set forth in the applicable prospectus for such Class as amended from time to time, and shall be in accordance with any applicable provisions of the 1940 Act, and in the event no such provision is set forth in the prospectus, shall not be so convertible.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation's Capital Stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

         FOURTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions designating and classifying the Scudder Money Market Series of the Corporation's Capital Stock and the Managed Federal Securities Fund of the Corporation's Capital Stock, as set forth in these Articles Supplementary.
         IN WITNESS WHEREOF, Scudder Fund, Inc. has caused these Articles Supplementary


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to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this____ day of ____________, 1998; and its President acknowledges that these Articles Supplementary are the act of Scudder Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST:                                       SCUDDER FUND, INC.


/s/Thomas F. McDonough                        By:  /s/Daniel Pierce  (SEAL)
----------------------                             ----------------
Thomas F. McDonough, Secretary                     Daniel Pierce, President

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